Acquisition of Putnam New Century Growth Fund and Putnam
Technology Fund


On September 30, 2002, the fund issued the following shares to acquire the net assets of Putnam New Century Growth Fund and Putnam Technology Fund in a tax-free exchange approved by the shareholders.

						Shares Issued		Shares
Exchanged
Putnam New Century Growth Fund
	Class A					15,807,160
	21,457,151
	Class B					14,084,902
	18,415,197
	Class C					  2,382,193
3,211,025
	Class M					     652,596
865,070
	Class Y					     467,020
631,430

Putnam Technology Fund
	Class A					  3,565,776
	21,518,687
	Class B					  2,625,827
	15,230,320
	Class C					     417,904
2,497,094
	Class M					     126,927
746,439
	Class Y					     127,471
768,364

The net assets of the fund, Putnam New Century Growth Fund and Putnam Technology Fund on September 27, 2002, valuation date, were $1,085,142,284, $378,570,260 and $78,014,260, respectively.
On September 27, 2002, Putnam New Century Growth Fund had unrealized depreciation of $58,246,235 and Putnam Technology Fund had unrealized depreciation of $46,319,684, respectively. The aggregate net assets of the fund immediately following the acquisition were $1,541,726,804.